Exhibit 22


     The following were the registrant's subsidiaries as of December 31, 1993, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:


							    Jurisdiction
								 of
   Name of Subsidiary                                       Incorporation

Chris-Craft Television, Inc.                                  Delaware
  KCOP Television, Inc.                                       California
  Oregon Television, Inc.                                     Oregon
Pinelands, Inc.                                               Delaware
United Television, Inc.                                       Delaware
  UTV of San Francisco, Inc.                                  California
  UTV of San Antonio, Inc.                                    Texas